EXHIBIT 6

October 29, 2024

Amneal Pharceuticals, Inc.
400 Crossing Boulevard
Bridgewater, NJ 08807

Chirag Patel
391 Mendham Road
Bernardsville, NJ 07924

Priti Patel
391 Mendham Road
Bernardsville, NJ 07924

The Chirag Patel Revocable Trust
391 Mendham Road
Bernardsville, NJ 07924
Attn: Chirag Patel

The Priti Patel Revocable Trust
391 Mendham Road
Bernardsville, NJ 07924
Attn: Chirag Patel

Re: The Third Amended and Restated Margin Loan Agreement (as such may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Margin Loan Agreement”) dated as of the date hereof by Chirag Patel, Priti Patel, The Chirag Patel Revocable Trust and The Priti Patel Revocable Trust (each, a “Borrower”, and collectively, the “Borrowers”), UBS AG STAMFORD BRANCH, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and as calculation agent (in such capacity, together with its successors and assigns, the “Calculation Agent”), the lenders from time to time party thereto (the “Lenders”).
Ladies and Gentlemen:
In connection with the Margin Loan Agreement and the Security Agreement (as defined therein), the Borrowers are pledging to the Lenders, initially, 17,000,000 shares of Class A common stock of the Issuer, par value of $0.01 per share (such shares, together with any other shares of Amneal Pharmaceuticals, Inc. (the “Issuer”) that may be subject to a security interest granted in and on such shares pursuant to the Security Agreement from time to time, the “Pledged Shares”).
This letter agreement (this “Letter Agreement”) (i) amends and restates the letter agreement dated as of November 7, 2023 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Letter Agreement”), among UBS AG Stamford Branch (being the successor by merger to Credit Suisse AG), the Issuer, and the Borrowers, and (ii) memorializes certain understandings between the Issuer, the

Administrative Agent, the Calculation Agent and the Lenders in connection with the Margin Loan Agreement, the Security Agreement, the pledge of the Pledged Shares (the “Pledge”), and the other transactions contemplated by the Margin Loan Agreement, the Security Agreement, and the other “Loan Documents”, as such term is defined in the Margin Loan Agreement (the “Loan Documents”, and such transactions, collectively, the “Transactions”).
Defined terms used but not defined in this Letter Agreement shall have the meaning ascribed to them in the Third Amended and Restated Stockholders Agreement, dated as of November 7, 2023, by and among Amneal Group (as defined therein), Amneal Pharmaceuticals LLC, Amneal Intermediate Inc. and the Issuer (as such may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”).
A.  Representations, Warranties and Agreements of the Issuer

The Issuer represents, warrants and agrees with the Lenders as follows (and each Borrower hereby acknowledges and agrees to the following insofar as its rights or obligations are affected):
1.
(i) the entering into by Borrowers of the Margin Loan Agreement and the other Loan Documents (including, without limitation, the initial pledge by Borrower of the Pledged Shares), (ii) the Transactions and (iii) any exercise of remedies by any Lender or its affiliates in accordance with the Margin Loan Agreement and the other Loan Documents (x) do not and will not (assuming each such Lender’s compliance with its undertakings under this Letter Agreement) violate any trading or corporate policy of the Issuer applicable to and binding upon the Borrowers (including as the result of any of the Borrowers’ status as an affiliate of any person subject to such policy), and (y) do not violate or require any consent under the Issuer’s organizational documents or agreements (including the Stockholders Agreement) between the Issuer and any Borrower (or any affiliate thereof), as amended through the date hereof;

2.
as contemplated by the Loan Documents, promptly after the date hereof the Pledged Shares are being converted into book-entry form, and will be registered in each applicable Borrower’s name and held directly on the Issuer’s books and records maintained by its transfer agent through the direct registration system (“DRS”). The Issuer will in good faith cooperate with the Borrower to facilitate such conversion and registration of the Pledged Shares. Upon delivery of a notice to the Issuer that any Lender is exercising its remedies under the Loan Documents with respect to the Pledged Shares (an “Enforcement Notice”), unless the applicable Lender is an “affiliate” of the Issuer within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) (which determination shall be subject to Paragraph 7 below), the Issuer shall, as soon as reasonably practicable (and in any event, within five Business Days), effectuate the delivery and transfer of the Pledged Shares to or as instructed by such Lender, to be settled through the facilities of The Depository Trust Company (the “DTC”) without a restricted CUSIP, restrictive legend, “stop transfer order” or similar restrictions on transfer, absent a change in applicable securities law following the date hereof that prevents such settlement and so that such Pledged Shares are held in street name through Cede & Co. and credited to such

Lender’s designated brokerage account as “securities entitlements” held by such Lender;

3.
subject to compliance with applicable law, the Issuer will not take any actions that are intended to hinder or delay the exercise of any remedies with respect to the Pledged Shares by any Lender in accordance with the Margin Loan Agreement and the other Loan Documents (including, for the avoidance of doubt, by asserting that any such exercise of remedies violates or requires any consent under the organizational documents of the Issuer, any agreement between the Issuer and any Borrower (or any affiliate thereof), or any insider trading or other policy or rule of the Issuer);

4.
to the extent reasonably requested by any Lender, the Issuer shall use its commercially reasonable efforts to cooperate in good faith with such Lender in any transfer of Pledged Shares made pursuant to the exercise of any remedies under the Loan Documents;

5.
the Pledged Shares (x) have been duly authorized and are validly issued, fully paid and non-assessable, (y) are not subject to preemptive or similar rights under the Delaware General Corporation Law, the Issuer’s certificate of incorporation or otherwise, and (z) to the Issuer’s knowledge, are not subject to any Transfer Restrictions (as defined in the Margin Loan Agreement) or other liens, pledges, debts or other encumbrances, except for the Pledge and any Issuer Restrictions (as defined in the Margin Loan Agreement);

6.
as of the date hereof, the Issuer does not, and absent a change in law or securities rules, regulations or official interpretations after the date hereof, the Issuer would not, based solely on the existence of the Lenders’ rights and remedies under the Loan Documents (subject to compliance with the conditions and limitations set forth therein) exercisable following an Event of Default (as defined in the Margin Loan Agreement) (and for purposes of this Paragraph 6, without taking into account any other right, remedy, arrangement, interest, acquisition or action of any Lender or its affiliates), consider any Lender an “affiliate” of the Issuer (within the meaning of Rule 144 of the Securities Act);

7.
upon the request of any Lender, the Issuer agrees to take such reasonable actions (at such Lender’s cost) reasonably necessary to enable such Lender to sell the Pledged Shares that have been pledged to such Lender pursuant to Rule 144 of the Securities Act in connection with an exercise of remedies under the Loan Documents;

8.
following the delivery of any Enforcement Notice by any Lender, to the extent that any Borrower is entitled to take any action, give any instruction, consent, notice or otherwise under the Stockholders Agreement with respect to the Pledged Shares pledged to such Lender, the Issuer will accept and comply with all such action, consent, notice or instructions relating to the Pledged Shares that any applicable Borrower would otherwise be entitled to take, give or otherwise provide under the Stockholders Agreement solely from such Lender without the consent of any Borrower or, except as required by applicable law, any other party and notwithstanding any contrary or conflicting instructions from any Borrower or, except as required by applicable law, any other party;

9.
until the foreclosure on the Class A Shares constituting Pledged Shares by a Lender, the Pledge shall not constitute a “Transfer” (as defined in the Stockholders Agreement) pursuant to the second parenthetical of such definition, and the foreclosure sales by any Lender with respect to any part or whole of such Class A Shares constituting Pledged Shares is a “Transfer” (as defined in the Stockholders Agreement) permitted pursuant to Section 4.1(b)(i)(D) of the Stockholders Agreement and not subject to Section 4.1(b)(ii) of the Stockholders Agreement (in each case as a “Transfer” (as defined in the Stockholders Agreement) permitted under Section 4.1(b)(i)(D) of the Stockholders Agreement) and the Conflicts Committee has consented to any such foreclosure sale that may be consummated by any Lender under and in accordance with the Loan Documents;

10.
Section 5.6(c)(ii) of the Stockholders Agreement shall not apply to the foreclosure in accordance with this Letter Agreement and related sales by any Lender with respect to any part or whole of the Class A Shares constituting Pledged Shares, if sold in reliance on Rule 144 of the Securities Act of 1933, as amended, and each such Lender shall not be deemed to be an “Amneal Group Member” for purposes of Section 5.6(c)(ii) of the Stockholders Agreement as a result of the Pledge or the foreclosure and related sales by any such Lender with respect to the such Pledged Shares;

11.	Any and all dividends or distributions on the Pledged Shares will be paid or delivered directly to the following account (the “Collateral Account”), unless otherwise agreed with each Lender:
UBS Financial Services Inc.
DTC #: 0221
Account #:
Account Name: Chirag Patel

UBS Financial Services Inc.
DTC #: 0221
Account #:
Account Name: Priti Patel

UBS Financial Services Inc.
DTC #: 0221
Account #:
Account Name: The Chirag Patel Revocable Trust dtd 07/18/2011 Chirag Patel TTEE

UBS Financial Services Inc.
DTC #: 0221
Account #:
Account Name: The Priti Patel Revocable Trust dtd 07/22/2011 Priti Patel TTEE

12.
the Issuer agrees that (i) it will not comply, without the consent of each Lender, with any instruction originated by or on behalf of any Borrower to transfer or otherwise encumber the Pledged Shares while the Transactions are outstanding and (ii) it will not take any action intended to hinder or delay the Pledge and any exercise of any remedies with respect to the Transactions.

B.  Undertakings of the Lender

If any Lender becomes aware of a change in applicable securities law that might prevent the settlement in Paragraph A.2 above, such Lender may notify the other parties to this Letter Agreement, in which case the parties shall negotiate in good faith to amend this Letter Agreement to account for such change in applicable securities law.
C.  Representations and Warranties of the Borrower

Each Borrower represents and warrants to the Issuer and the Lenders that: (i) such Borrower is entitled to effect the instructions given in this Letter Agreement, and that the entry into this Letter Agreement and the performance thereunder of the parties hereto does and will not breach or violate any of the terms or provisions of the Stockholders Agreement; (ii) such Borrower is not an affiliate of the Lender; (iii) the Margin Loan Agreement constitutes a bona fide extension of credit to such Borrower by the Lenders and such extension of credit is with recourse to such Borrower; (iv) pursuant to the Margin Loan Agreement and other any other agreement with respect to the Transactions, such Borrower retains voting rights with respect to the Pledged Shares prior to any foreclosure upon the Pledged Shares after a default in accordance with the terms of the Transactions.
D.  Mutual representations, warranties and agreements

Each of the parties hereto hereby represent and warrant to each other that:
1.	each party has the full legal capacity and authority to enter into this Letter Agreement;
2.	this Letter Agreement has been duly and validly executed and delivered by each party and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and
The parties hereto agree that the Lenders shall not, by reason of this Letter Agreement, the creation of the Lenders’ rights, remedies and powers provided for herein, the exercise of any rights, remedies or powers as provided hereunder or for any other reason, be responsible or liable in any manner or to any extent for the obligations and liabilities of the Borrowers relating to the Stockholders Agreement or any other agreement by or among such parties, whether now existing or hereafter incurred, and all such obligations and liabilities shall at all times and in all events be the responsibilities and liabilities of the Borrowers. Except to the extent Class A Shares constituting Pledged Shares have been sold by a Lender upon foreclosure in accordance with the terms of the Transactions, the Borrowers shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under the Stockholders Agreement or any other agreement, document or other instrument relating to the rights, remedies and powers granted hereunder, all in accordance with the terms and conditions thereof.

E.  Notices

All notices and other communications provided for herein (including, for the avoidance of doubt, any Enforcement Notice) shall be in writing and shall be delivered (i) by hand or overnight courier service, mailed by certified or registered mail as follows, or (ii) by electronic mail to the applicable e-mail address, as set forth below.
For purposes of this Letter Agreement, all notices to Lender will be sent to:
UBS AG, Stamford Branch
600 Washington Blvd.
Stamford, CT 06901
Attn: Loan Administration Team
Email: Agency-ubsamericas@ubs.com; Loansagency@ubs.com; and SH- GLSPrimaryEMEA@ubs.com

For purposes of this Letter Agreement, all notices to the Borrower will be sent to:

Chirag Patel
E-mail:chirag@avtarinvestments.com

Priti Patel
E-mail:chirag@avtarinvestments.com

The Chirag Patel Revocable Trust
E-mail:chirag@avtarinvestments.com

The Priti Patel Revocable Trust
E-mail: chirag@avtarinvestments.com ]

with a copy to:

David Browne
Chief Financial Officer
Tarsadia Enterprises, LLC
E-mail:davidb@tarsadia.com

Edward Coss
Executive Vice President and Chief Legal Officer
Tarsadia Enterprises, LLC
E-mail: edc@tarsadia.com

For purposes of this Letter Agreement, all notices to the Issuer will be sent to:

Jason Daly
Senior VP and Chief Legal Officer
Amneal Pharmaceuticals, Inc.
E-mail:jason.daly@amneal.com

with a copy to:

Denis Butkovic
Senior Director, Corporate Counsel & Assistant Secretary
Amneal Pharmaceuticals, Inc.
E-mail:denis.butkovic@amneal.com
Notices and other communications shall be sent by electronic mail and shall be deemed to have been given when received (except that, if not received by 5:00 p.m. (New York City time) on any New York business day, shall be deemed to have been received at the opening of business on the next New York business day).
F.  Additional Borrower Agreements and Acknowledgments
The Borrowers agree to pay all reasonable costs of the Issuer in (i) reviewing, negotiating and executing this Letter Agreement, including costs of outside counsel in an amount of up to $40,000.00, and (ii) complying with and performing their obligations under this Letter Agreement. In addition, in order to induce the Issuer to enter into this Letter Agreement, and in consideration thereof, the Borrowers hereby agree to indemnify, defend and hold the Issuer and their respective managers, officers, directors, and employees (each an “Indemnified Party”) harmless from and against any and all claims, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable legal fees and disbursements (collectively, “Claims”), which any Indemnified Party may incur as a result of this Letter Agreement, the Pledge, the action or inaction of the Issuer in connection with the Pledged Shares or the Pledge, the action or inaction of any Borrower in connection with the Pledge, or the action or inaction of any Lender, except, in each case, for any claims arising from the gross negligence or willful misconduct by any Indemnified Party. In no event shall the Issuer be liable to the Borrowers for any payment made to or for the benefit of the Lenders in the good faith belief that the payment was being made in accordance with the provisions of this Letter Agreement.
The Borrowers hereby release the Issuer and its respective managers, officers, directors and employees from any claim by any Borrower or any person claiming through any Borrower, whether sounding in tort, contract or otherwise, for any and all losses, liabilities, claims, damages and expenses whatsoever (including but not limited to income tax liabilities, attorneys’ fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), to which any such Borrower may become subject, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon any Released Claim, as defined in the following sentence. As used herein, “Released Claim” means any claim based on any act or omission to act by the Issuer undertaken at the request or demand of any Lender in connection with this Letter Agreement, the Pledge or the Pledged Shares, except for those acts or omissions arising from the gross negligence of willful misconduct of the Issuer. Each Borrower acknowledges that the Released Claims will arise, if at all, only in the future, and thus by their nature will include claims, rights, demands, causes of action, liabilities or suits that are not known or suspected to exist as of the date of this Letter Agreement. Without limiting the generality of the foregoing, but limited to only the Released Claims, each Borrower waives the rights afforded by any applicable law which may provide that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
G.  Miscellaneous
This Letter Agreement shall embody the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understanding relating to the matters provided for herein. In the event of any inconsistency or contradiction of any provision of this Letter Agreement with the Stockholders Agreement, this Letter Agreement shall prevail.
Except as set forth above, no alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless it is set forth in writing and signed by a duly authorized representative of each party. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect.
This Letter Agreement shall not create or be construed as creating rights enforceable by any person or entity not a party hereto. No party to this Letter Agreement is or shall be construed to be a fiduciary of any other party hereto. Except as set forth herein, each party shall have no duties or liabilities to the other party, its affiliates or any other person by virtue of this Letter Agreement.
This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof that would defer to or result in the application of laws of another jurisdiction.
This Letter Agreement amends and restates the Existing Letter Agreement but does not constitute, and is not intended to create, a novation or accord and satisfaction.
Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, the City of New York, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Letter Agreement, or the transactions contemplated hereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Letter Agreement or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to the address of such party set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

The parties to this Letter Agreement hereby knowingly, voluntarily and irrevocably waive any right they may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Letter Agreement.
This Letter Agreement is a binding agreement between the parties to this Letter Agreement in accordance with its terms, and has been executed for and on behalf of the undersigned on the day and year first written above. This Letter Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any signature to this Letter Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and shall become effective for all purposes to the fullest extent permitted by applicable law. No provision of this Letter Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or, in the case of a waiver, by the party against whom the waiver is to be effective.
The provisions, acknowledgments and undertakings of this Letter Agreement shall inure to the benefit of Lender and its successors and assigns permitted under the Transactions.

Yours very truly,

UBS AG, STAMFORD BRANCH, as Administrative Agent, Calculation Agent and a Lender

By:_________________________________
Name:
Title:

Accepted and agreed as of the date of this Letter Agreement:

AMNEAL PHARMACEUTICALS, INC., as Issuer

Name: Jason B. Daly
By:	/s/ Jason B. Daly

Title: Senior Vice President and Chief Legal Officer

CHIRAG PATEL, as Borrower

PRITI PATEL, as Borrower

THE CHIRAG PATEL REVOCABLE TRUST, as Borrower

By:
Name: Chirag Patel
Title: Trustee

THE PRITI PATEL REVOCABLE TRUST, as Borrower

By:
Name: Priti Patel
Title: Trustee